EXHIBIT (m)(2)(b)

AMENDED SCHEDULE A to MASTER DISTRIBUTION PLAN FOR CLASS C SHARES

Dated: December 8, 2017

	Distribution Fee/ Service Fee	Effective Date
Calvert Management Series
Calvert Responsible Municipal Income Fund	0.75/0.25%	2/15/17
Calvert Absolute Return Bond Fund	0.75/0.25%	1/27/17
The Calvert Fund
Calvert Income Fund	0.75/0.25%	12/31/16
Calvert Short Duration Income Fund	0.75/0.25%	1/6/17
Calvert High Yield Bond Fund	0.75/0.25%	12/31/16
Calvert Responsible Index Series, Inc.
Calvert US Large-Cap Core Responsible Index Fund	0.75/0.25%	12/31/16
Calvert Impact Fund, Inc.
Calvert Small-Cap Fund	0.75/0.25%	2/15/17
Calvert Global Energy Solutions Fund	0.75/0.25%	1/6/17
Calvert Global Water Fund	0.75/0.25%	1/6/17
Calvert Social Investment Fund
Calvert Balanced Fund	0.75/0.25%	1/27/17
Calvert Bond Fund	0.75/0.25%	1/27/17
Calvert Equity Fund	0.75/0.25%	1/27/17
Calvert Conservative Allocation Fund	0.75/0.25%	12/31/16
Calvert Moderate Allocation Fund	0.75/0.25%	1/6/17
Calvert Aggressive Allocation Fund	0.75/0.25%	1/6/17
Calvert World Values Fund, Inc.
Calvert Mid-Cap Fund	0.75/0.25%	1/27/17
Calvert International Equity Fund	0.75/0.25%	2/15/17
Calvert International Opportunities Fund	0.75/0.25%	1/6/17
Calvert Emerging Markets Equity Fund	0.75/0.25%	1/6/17

The fees shown are the fees authorized by the Board to be paid to Eaton Vance Distributors, Inc. (“EVD”) under the Class C distribution plan.